Exhibit 99.1

  Corniche Group Appoints Dr. Wayne A. Marasco, Harvard Immunology Researcher
                    and Professor, to Its Board of Directors

    MELVILLE, N.Y., June 5 /PRNewswire-FirstCall/ -- Corniche Group Incorporated (OTC Bulletin Board: CNGI) today announced that Wayne A. Marasco, Associate Professor in the Department of Cancer Immunology & AIDS at Dana-Farber Cancer Institute and Associate Professor of Medicine in the Department of Medicine, Harvard Medical School, has been elected to its board of directors.

    "We are delighted to announce the appointment of Wayne Marasco, a distinguished scientist and leading expert in AIDS and cancer research, to our board," said Mark Weinreb, Corniche's president and CEO. "Wayne has over 20 years experience in academic and immunological research and his knowledge and expertise will be invaluable to Corniche in the development and implementation of its new business strategy."

    Dr. Marasco, M.D., Ph.D. is a board-certified physician specializing in the treatment of immunocompromised (cancer, bone marrow and solid organ transplants) and HIV-1 infected patients. Dr. Marasco is also the principal investigator of several studies funded by the National Institutes of Health in the areas of AIDS, gene therapy and therapeutic monoclonal antibody development. The Marasco research laboratories are primarily focused on the areas of antibody engineering and gene therapy for the treatment of HIV-1-infection, Adult T-cell Leukemia and Breast Cancer.

    In 1995, Dr. Marasco founded IntraImmune Therapies, Inc. (ITI) a gene therapy and antibody engineering company. He served as the Chairman of the Scientific Advisory Board (SAB) until the company was acquired by Abgenix in 2000. He has also served as a scientific advisor to several biotechnology companies working in the field of antibody engineering, gene discovery and gene therapy. He is the inventor on numerous issued and pending patents.

    Dr. Marasco earned his B.A. in biology from Millersville State College, his Ph.D. in immunology from the University of Connecticut, and his M.D. from the University of Michigan Medical School. He received his postdoctoral training at the University of Michigan Medical School, Harvard Medical School, Brigham and Women's Hospital and the Dana-Farber Cancer Institute.

    Corniche recently announced a strategic change in direction to focus on building a business in the medical sector. Corniche will seek to exploit value from assets and opportunities in the medical sector by acquiring or participating in biotech and medical companies and technologies. Corniche will focus on new technology developments and may participate in or acquire the rights to new drugs and medical devices currently under development by smaller independent Biotechnology companies, medical institutions and medical researchers.

    This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent management's judgment regarding future events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements due to a number of factors. Corniche undertakes no obligation to update or revise the information contained in this release, whether as a result of new information, future events or circumstances or otherwise.